Exhibit A

CATALYST FUNDS

CLASS C MASTER DISTRIBUTION PLAN

AMENDEMENT 1

The Class C Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Listed Private Equity Plus Fund

Catalyst Funds

Dated as of April 25, 2007

By: /s/_______________________________________

      Jerry Szilagyi, Trustee